EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2004, except for Note 17, as to which the date is December 6, 2004, relating to the financial statements and financial statement schedule, which appears in Carmike Cinemas, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2003.

PricewaterhouseCoopers LLP
Atlanta, Georgia
January 7, 2005